NEWS RELEASE

	Contacts:	Rob Capps, EVP & CFO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM

HUNTSVILLE, TX – January 20, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) announced today that its Board of Directors has authorized a repurchase program for up to 1.0 million shares of the Company’s outstanding common stock through December 31, 2015. This is in addition to the previous share repurchase program which was completed in the quarter ended October 31, 2014.

“This new repurchase program demonstrates our continued commitment to shareholder returns, as well as our view that our shares currently offer an extremely attractive investment option,” said Rob Capps, Executive Vice President, Chief Financial Officer and Co-Chief Operating Officer. “We will continue to seek the right opportunities to repurchase our shares, while maintaining ample liquidity in this challenging environment.”

Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. The Company expects to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from its revolving credit facility.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #